Exhibit 99.1

Contacts:	Robert Saltmarsh	Kim Richards
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	619-849-5377
krichards@pnlifesciences.com
Suzanne Clancy
Corporate Communications
Nanogen, Inc.
858-410-4688
sclancy@nanogen.com

NANOGEN REPORTS 2006 FOURTH QUARTER AND YEAR END

FINANCIAL RESULTS

SAN DIEGO (Feb. 20, 2007) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today reported its unaudited financial results for the quarter ended December 31, 2006.

Total revenues for the fourth quarter of 2006 nearly tripled to $8.7 million from $3.1 million in the same period in 2005, and increased by 16 percent from the $7.5 million recorded in the third quarter of 2006. Product revenues for the fourth quarter of 2006 were approximately $5.1 million, which represents a substantial increase from $1.2 million for the fourth quarter of 2005 and an increase of approximately 9 percent as compared to $4.7 million for the third quarter of 2006.

Costs and expenses, including cost of sales, increased by $5.5 million from $14.1 million in the fourth quarter of 2005, excluding the nonrecurring $59.0 million impairment of goodwill charge in that period, to $19.6 million in the fourth quarter of 2006. Expenses, including cost of sales and separation costs recorded in the fourth quarter, totaled $19.6 million in the fourth quarter of 2006 or relatively steady as compared to the $19.1 million in the previous quarter of 2006.

For the quarter ended December 31, 2006, Nanogen’s net loss was $11.2 million or $0.17 per share, compared to a net loss of $69.7 million including the $59.0 million impairment of goodwill charge or $1.27 per share for the same quarter in 2005, and $11.8 million or $0.18 per share in the quarter ended September 30, 2006.

“We have steadily grown our revenues during each quarter of 2006 as a result of both acquisitions and organic growth,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “As expected, EBITDA improvement accelerated during the second half of 2006, and we will continue to focus on improving this performance measure.”

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the fourth quarter of 2006 was approximately $25.2 million. The company has since issued an additional $7.5 million of stock to enhance its cash resources.

“Looking ahead, we expect to maintain solid double digit growth as we achieve milestones that include the submission of assays to the FDA for the NanoChip® 400, the expansion of our real-time business and the introduction of new easy to use rapid tests,” said David Ludvigson, Nanogen’s president and COO.

Financial Guidance for 2007:

Nanogen expects annual revenue growth to exceed fifty percent during 2007 as compared to 2006 and to continue improving modified EBITDA.

Modified EBITDA declined as expected in the fourth quarter. Management remains committed to continuing to improve this measure of performance in future quarters.

	Three months ended December 31,	Three months ended September 30,
	2006	2006
	(Unaudited)	(Unaudited)
Net loss	$(11,238)	$(11,782)
Net interest	556	(32)
Provision for income taxes	99	150
Add depreciation and amortization	1,724	1,776

EBITDA	(8,859)	(9,888)
Add stock-based compensation	1,248	1,212
Add Jurilab net loss	1,316	1,309
Add warrant valuation adjustment	(2)	10

Modified EBITDA	$(6,297)	$(7,357)

Management uses the non-GAAP modified EBITDA for financial guidance because management does not consider non-cash stock based compensation expense, minority-owned Jurilab’s results of operations, or the non-cash warrant valuation adjustments in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned rather than minority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the modified EBITDA provided in this earnings release and the resulting financial guidance for 2007 to enable investors to analyze further and more consistently the period-to-period financial performance of our business operations. Management also uses non-GAAP measures in costs and expenses excluding nonrecurring impairment of goodwill charge in order to provide investors with a fuller analysis of the period-to-period comparison of the company’s financial performance. Management believes that by providing investors with these non-GAAP measures, it gives the investor additional important information to enable them to assess, in a way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

The financial results included in this press release are unaudited. The complete, audited financial statements of the company for the year ended December 31, 2006 will be included in Nanogen’s Annual Report on Form 10-K to be filed with the SEC in March 2007.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the fourth quarter 2006 results today at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing (877) 407-9205 for US/Canada participants and (201) 689-8054 for international participants.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on February 20, and can be accessed via telephone at (877) 660-6853 for US/Canada participants and (201) 612-7415 for international participants. The account number, 286, along with the conference ID, 231215, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip®400 electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,261	$6,194
Short-term investments	13,923	26,185
Receivables, net	11,568	2,141
Inventories, net	7,691	3,724
Other current assets	2,058	1,457

Total current assets	46,501	39,701

Property and equipment, net	9,388	7,590
Acquired technology rights, net	17,894	9,604
Restricted cash	5,131	1,794
Other assets, net	1,312	2,214
Goodwill	39,027	37,178

Total assets	$119,253	$98,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,396	$7,728
Acquisition payable, secured by letter of credit	2,570	—
Deferred revenue	3,376	535
Short-term assigned royalty interests obligation	3,447	—
Common stock warrants	11	86
Current portion of debt obligations	3,590	701

Total current liabilities	26,390	9,050

Debt obligations, less current portion	535	643
Debt obligation variable interest entity	7,406	7,245
Sponsored research payable	4,851	4,854
Long-term assigned royalty interests obligation	15,529	—
Other long-term liabilities	2,304	1,794

Total long-term liabilities	30,625	14,536

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at December 31, 2006 and 2005; no shares issued and outstanding at December 31, 2006 and 2005	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at December 31, 2006 and 2005, respectively; 67,883,670 and 54,794,648 shares issued and outstanding at December 31, 2006 and 2005, respectively	68	55
Additional paid-in capital	429,971	396,297
Accumulated other comprehensive loss	(1,458)	(189)
Deferred compensation	—	(2,218)
Capital deficit in consolidated variable interest entity, net	(4,839)	(6,856)
Accumulated deficit	(360,733)	(311,656)
Treasury stock, at cost, 416,027 and 505,830 shares at December 31, 2006 and 2005, respectively	(771)	(938)

Total stockholders’ equity	62,238	74,495

Total liabilities and stockholders’ equity	$119,253	$98,081

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales	$5,132	$1,196	$15,996	$4,544
License fees and royalty income	2,413	1,459	7,908	6,530
Contracts and grants	1,139	407	2,948	1,470

Total revenues	8,684	3,062	26,852	12,544

Costs and expenses:
Cost of product sales	3,542	1,445	13,290	4,518
Research and development	6,628	6,427	25,683	22,033
Selling, general and administrative	8,652	5,875	33,385	23,578
Impairment charge on goodwill	—	59,000	—	59,000
Impairment of acquired technology rights	—	—	—	167
Amortization of purchased intangible assets	827	393	2,987	1,571

Total costs and expenses	19,649	73,140	75,345	110,867

Loss from operations	(10,965)	(70,078)	(48,493)	(98,323)

Other income (expense):
Interest income (expense), net	(556)	266	(246)	864
Other income (expense)	(73)	40	(716)	(78)
Warrant valuation adjustment	2	80	74	1,026
Gain on foreign currency transactions	354	14	311	17

Total other income (expense)	(273)	400	(577)	1,829

Net loss	$(11,238)	$(69,678)	$(49,070)	$(96,494)

Net loss per share — basic and diluted	$(0.17)	$(1.27)	$(0.78)	$(1.95)

Number of shares used in computing net loss per share — basic and diluted	67,968	54,689	63,221	49,585

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